UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2013

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On April 18, 2013, PDL BioPharma, Inc. (the Company) entered into a credit agreement (the Credit Agreement) with Avinger, Inc. (Borrower), under which the Company made available to Borrower up to $40 million to be used by Borrower in connection with the commercialization of its currently marketed OcelotTM and LightboxTM lumivascular catheter devices used to open totally occluded arteries in the legs and in the development of PantherisTM, Avinger’s lumivascular atherectomy device. Of the $40 million available to Borrower, an initial $20 million (the First Tranche), net of fees, was funded by the Company at close of the transaction.

Upon the attainment of certain revenue milestones to be accomplished no later than the end of the first half of 2014, the Company will fund Borrower an additional amount between $10 million and $20 million (net of fees) at Borrower’s election (the Second Tranche and together with the First Tranche, the Loans). Outstanding borrowings under the First Tranche bear interest at the rate of 12% per annum, payable quarterly in arrears, and outstanding borrowings under the Second Tranche will bear interest at the rate of 14.0% per annum, payable quarterly in arrears. Borrower may elect to pay-in-kind (a PIK Election) a portion of the interest, although the majority of the interest payment will be paid in cash on each interest payment date when the election is made. Borrower may make PIK Elections for the: (i) First Tranche during the first eight quarterly interest payments and (ii) Second Tranche during the first four quarterly interest payments of such tranche.

Principal repayment will commence on: (i) the eleventh interest payment date if the Second Tranche milestone is not achieved or (ii) the thirteenth interest payment date if the Second Tranche milestone is achieved. The principal amount outstanding at commencement of repayment, after taking in account any PIK Elections, will be repaid in equal installments until final maturity of the Loans.

The Loans will mature in April 2018. Borrower may elect to prepay the Loans at any time. Borrower is required to pay an exit fee on all principal amounts drawn from the Company, including any PIK Elections, upon final repayment of the Loans.

In connection with entering into the Credit Agreement, the Company received a low, single-digit royalty on Avinger’s net revenues through April 2018. The royalty is not subject to prepayment or early termination of the Loans. However, upon prepayment of the Loans, the royalty rate is reduced by 50% and becomes subject to specified minimum quarterly royalty payments.

The obligations under the Credit Agreement are secured by a pledge of substantially all of the assets of Borrower and any of its subsidiaries (other than controlled foreign corporations).

The Credit Agreement contains customary affirmative covenants and other affirmative covenants agreed to by the parties, including with respect to the provision of annual and quarterly reports, maintenance of property and insurance, compliance with laws and contractual obligations and payment of taxes. The Credit Agreement also contains customary negative covenants and other negative covenants agreed to by the parties, including restrictions on the incurrence of indebtedness other than a permitted accounts receivable line of credit, the granting of liens, making restricted payments and investments, entering into affiliate transactions and transferring assets.

The Credit Agreement also provides for a number of customary events of default, including payment, bankruptcy, covenant, representation and warranty and judgment defaults.

The Company had no relationship with Borrower, material or otherwise, prior to entering into the Credit Agreement.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01      Other Events.

On April 22, 2013, the Company issued a press release announcing its execution of the Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements

This filing, the press release and the Company’s statements herein and in the attached press release include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business and limit the Company’s ability to pay dividends, purchase income generating assets and take other corporate actions are disclosed in the “Risk Factors” contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President, Chief Executive Officer
and Acting Chief Financial Officer

Dated: April 22, 2013

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release